Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KUPI

The following information should be read in conjunction with the consolidated financial statements and notes thereto of Kremers Urban Pharmaceuticals Inc. (herein referred to as “KUPI”).

In addition to historical information, the following discussion and analysis contains forward-looking information.  The forward-looking information is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  Important factors that might cause such a difference include, but are not limited to, those discussed in the following section, entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KUPI” and under “Risk Factors” and contained elsewhere in this offering memorandum.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Neither Lannett Company, Inc. nor KUPI undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances that may occur.  Financial information included herein has been rounded for the convenience of presentation.

KUPI Overview

KUPI is an integrated specialty generic pharmaceutical company, focused on the development, manufacture and commercialization of products that are difficult to formulate or utilize specialized delivery technologies. As of June 30, 2015, KUPI manufactured and/or distributed 18 marketed products in a variety of dosage forms including tablets, capsules, suspensions and powders, including six products each generating in excess of $20 million in revenue annually. KUPI currently has 11 filed ANDAs under review with the FDA, including five products containing Paragraph IV certifications, as well as 17 additional pipeline products in various stages of development. KUPI’s history dates back to its founding over 100 years ago. In 2007, KUPI was acquired by UCB as part of UCB’s purchase of Schwarz Pharma AG.

KUPI manufactures nearly all of its products at its approximately 300,000 square foot manufacturing facility with an annual capacity of 3.2 billion doses.  KUPI leases an additional 116,000 square foot warehouse facility.  Both facilities are located in Seymour, Indiana.  The Seymour facility underwent an FDA inspection in 2014 and an EMA inspection in 2015 and, since its acquisition by UCB in 2007, KUPI has not received any FDA Warning Letters resulting from Form 483 observations. In addition, KUPI has historically manufactured products for various third parties, including several notable global pharmaceutical companies, under standard CMO agreements.

Certain Factors Impacting KUPI’s Performance and Financial Results

KUPI’s future profitability depends on several factors, including KUPI’s ability to increase revenues through sales and marketing activities, the continued market and regulatory acceptance of KUPI’s products and its ability to continue to enhance existing products and develop or acquire new products that meet patients’ needs and preferences.

Product development and improvements require investments of significant financial, technological and other resources in existing and new products. In addition, they require significant planning, design, development and testing at the technological, product and manufacturing process levels, and KUPI may not be able to timely or cost-effectively develop new products or improve existing products. Likewise, KUPI may not be able to acquire new products on terms that are acceptable to it, or at all.

KUPI’s success also depends on the ability to manage manufacturing costs, including raw material costs, and manufacture products that meet applicable regulatory and commercial requirements and, where applicable, to maintain regulatory approvals for KUPI’s existing products and secure regulatory approvals for new products. The need to obtain and maintain regulatory approvals in order to market and sell products may limit KUPI’s ability to act quickly in scaling commercialization.

Methylphenidate Hydrochloride Extended Release Tablets (“Methylphenidate ER”)

KUPI’s Methylphenidate ER product represents a significant portion of KUPI’s net sales, net income and cash flows.

Methylphenidate ER is a central nervous system stimulant indicated for the treatment of Attention Deficit Hyperactivity Disorder (“ADHD”) in children six years of age and older, adolescents, and adults up to the age of 65. The product is a generic version of the branded drug Concerta®, which is currently marketed by Johnson & Johnson, and competes with two other generic products marketed by Mallinckrodt Pharmaceuticals and an Authorized Generic (“AG”) marketed by Actavis. KUPI’s product was approved by the FDA in 2013 with an AB rating, meaning the FDA deemed it therapeutically equivalent to the brand-name drug, Concerta®.

During a teleconference in November 2014, the U.S. Food and Drug Administration (“FDA”) informed KUPI that it had concerns about whether generic versions of Concerta® (methylphenidate hydrochloride extended release tablets), including KUPI’s Methylphenidate ER product, are therapeutically equivalent to Concerta®.  FDA indicated that its concerns were based in part on adverse event reports concerning lack of effect and its analyses of pharmacokinetic data.  FDA informed KUPI that it was changing the therapeutic equivalence rating of its product from “AB” (therapeutically equivalent) to “BX.”  A BX-rated drug is a product for which the data are insufficient to determine therapeutic equivalence; it is still approved and can be dispensed, but it may not be automatically substitutable at the pharmacy for the brand name drug under certain state laws.  The FDA has indicated that there are no safety issues with KUPI’s product.

During the November 2014 teleconference, FDA also asked KUPI to either voluntarily withdraw its product or to conduct new bioequivalence (BE) testing in accordance with the recommendations for demonstrating bioequivalence to Concerta proposed in a new draft BE guidance that FDA issued earlier in November.  FDA had approved the KUPI product (and originally granted it an AB rating) in 2013, on the basis of KUPI data showing its product met bioequivalence criteria set forth in draft bioequivalence guidance that FDA had issued in 2012.  FDA’s position concerning the KUPI product was the subject of a public announcement by the agency. KUPI agreed to conduct new bioequivalence studies per the new draft bioequivalence guidance.  KUPI submitted the data from those studies to FDA in June 2015 and is in ongoing discussions with the FDA about the product.

Components of Results of Operations

Net Revenues

KUPI generates net sales primarily through the sale of products in the United States to wholesaler/distributor chains, retail chains, mail-order pharmacies and through third party contract manufacturing.  KUPI’s net sales are derived from sales of products in the following categories: Cardiovascular, Central Nervous Systems, Gastrointestinal, Respiratory and Urinary.  In addition, KUPI has also historically derived sales from manufacturing products for various third parties, including UCB.

Cost of Goods Sold

KUPI manufactures primarily all of its products at its manufacturing facility, an approximately 300,000 square foot facility with annual capacity of 3.2 billion doses, located in Seymour, Indiana.  Additionally, KUPI leases an 116,000 square foot warehouse facility, also located in Seymour, Indiana.  Both facilities are located in Seymour, Indiana.   Cost of goods sold includes direct production costs, direct production labor, related production overhead and royalty expenses.  Manufacturing overhead includes expenses for regulatory affairs, quality assurance, manufacturing engineering, material procurement, inventory control, facilities, equipment, operations supervision and management.  Royalty expenses relate primarily to KUPI’s use of intellectual property (IP) owned by unrelated third parties in the manufacturing and sale of KUPI’s products or services.  These expenses are recognized upon sale of the product to which the IP relates. KUPI has various royalty agreements which are primarily based upon a specified percentage of gross profit in accordance with the terms of the applicable agreement. Such amounts are settled in cash on a quarterly basis.

Gross Profit

KUPI expects gross profit, which is calculated as total net revenues less cost of goods sold for a given period, to fluctuate in future periods as a result of several factors, including the changing mix of products sold with different gross margins, changing percentage of products sold to wholesaler/distributors versus directly to retail chain and mail-order pharmacy customers, changes in KUPI’s manufacturing processes or costs and increased manufacturing output.  Any new products that KUPI sells in the future may change gross profit.  KUPI has experienced lower gross profit as a percentage of net sales due to the loss of the Methylphenidate ER AB rating in November 2014, as described below.  If the FDA reinstates the Methylphenidate ER AB rating KUPI gross profit as a percentage of total net revenues may or may not return to previous AB-rated levels, depending on competitors and other market conditions.

Research and Development Expenses

Research and development (“R&D”) costs are expensed as incurred and consist of self-funded R&D costs including internal labor, materials and biostudies as well as costs associated with work performed under collaborative R&D agreements.  Payments made at the inception of collaborative R&D agreements for future costs are capitalized and amortized over the estimated development period.  Subsequent payments under these agreements for the successful completion of certain stages or steps in the development process, also known as milestones, are expensed when the work has been successfully completed.  Due to the long development periods and significant uncertainties related to the development of new products (such as the risks related to the outcome of biostudies as well as the likelihood of regulatory approval), KUPI’s internal development costs do not qualify for capitalization as intangible assets.  KUPI expects R&D expenses to increase modestly, as increases in expenses related to developing, enhancing and commercializing new products and technologies will be only partially offset by the timing and extent of expenses relating to bioequivalence studies. KUPI expects R&D expenses as a percentage of revenue to vary over time depending on the level and timing of initiating new product development efforts.

Selling, General and Administrative Expenses:

Selling, general and administrative expenses consist primarily of compensation for personnel, including base salaries and bonus compensation and stock-based compensation, along with spending related to finance, information technology, and human resource functions. Other general and administrative expenses include travel expenses, professional services fees, audit fees, insurance costs and general corporate expenses, including allocated facilities-related expenses.  KUPI also records shipping and handling costs in selling, general and administrative expenses.

Historically, KUPI has received services and support from various functions performed by UCB, and costs associated with these functions have been allocated to KUPI based on headcount or using specific identification, including costs for information technology, corporate administration expenses, finance, legal, tax, treasury and other corporate services.  KUPI expects Selling, general and administrative expenses to continue to increase in absolute dollars as KUPI expands its commercial infrastructure to both drive and support planned growth in revenue.

Other Operating Expenses, Net

Other operating expenses, net, primarily relate to costs incurred associated with UCB’s planned divestiture of KUPI.

Provision for Income Taxes

KUPI is included in the UCB Holdings, Inc. consolidated U.S. federal income tax return and certain consolidated state income tax returns.  It also files numerous separate income tax returns in the U.S.  KUPI has determined its U.S. federal and state income tax provisions as if it were filing separate tax returns.  Given KUPI migrated management and control of its non U.S. subsidiary, Kudco Ireland Limited, a limited liability company organized under the laws of Ireland, to the U.S. on January 1, 2014, no foreign income taxes are reported for the year ended December 31, 2014.

Accrued U.S. federal, state and foreign current income tax balances, including interest, are treated as being settled without payment as of the end of each year with UCB Holdings, Inc.  Therefore, the settlement of the current income tax liability without payment is treated as a contribution from UCB Holdings, Inc. and is included in Payable to (receivable from) Parent in the Consolidated Statements of Stockholder’s Equity.  Cash income taxes paid in the Consolidated Statements of Cash Flows consists of the current federal provision settled through Payable to (receivable from) Parent and actual cash payments to states and foreign governments for income taxes.

Deferred income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income in the period that includes the enactment date of the rate change.  KUPI records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized.  KUPI has considered future taxable income and ongoing feasible tax planning strategies in assessing the need for a valuation allowance.  KUPI also records uncertain tax positions using a two-step process:  (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

Results of Operations - Six months ended June 30, 2015 compared with the six months ended June 30, 2014

The following table sets forth KUPI’s results of operations for the six months ended June 30, 2015 compared to the six months ended June 30, 2014. This data should be read together with KUPI’s unaudited, interim condensed consolidated financial statements and related notes included elsewhere in this offering memorandum, and is qualified in its entirety by reference to such financial statements and related notes.

	Six Months Ended
(In thousands)	June 30, 2015	June 30, 2014
Statement of Operations Data
Net sales	$163,369	$214,301
Net sales to related party	12,316	10,983
Contract manufacturing revenue	15,849	16,589
Total net revenues	191,534	241,873
Cost of goods sold	98,065	107,817
Cost of goods sold to related party	4,810	4,176
Contract manufacturing costs	9,160	8,317
Total cost of goods sold	112,035	120,310
Gross profit	79,499	121,563
Selling, general and administrative expenses	12,193	12,113
Selling, general and administrative expenses to related party	2,588	2,513
Research and product development costs	17,229	10,422
Other expenses, net	1,966	572
Total operating expenses	33,976	25,620
Income before provision for income taxes	45,523	95,943
Provision for income taxes	17,002	34,701
Net income and other comprehensive income	$28,521	$61,242

Total Net Revenues

Total net revenues decreased to $191.5 million, representing a 21% decline over the prior year, as further described below.

Net Sales by Product Medical Indication

The following table identifies KUPI’s net sales by product medical indication for the six months ended June 30, 2015 and 2014:

(In thousands)	Six Months Ended June 30,
Product Medical Indication	2015	2014
Cardiovascular	$25,347	$23,985
Central Nervous Systems	48,606	94,718
Gastrointestinal	54,284	52,458
Respiratory	14,405	22,127
Urinary	19,203	19,087
Other Products	869	1,019
Royalty Income	655	907
Total	$163,369	$214,301

Decreased volumes and product price decreases contributed $41.6 million and $9.1 million, respectively, to the overall decrease in net sales as compared to the prior year six month period. The decreased volumes primarily related to lower Methylphenidate ER sales as a result of the change in rating from AB to BX.  Net sales of Methylphenidate ER for the first six months of 2015 compared to the first six months of 2014 have decreased 56%.  Refer to Methylphenidate ER information in “Certain Factors Impacting KUPI’s Performance and Financial Results” above.

The following chart details price and volume changes by medical indication:

Product Medical indication	Sales volume change %	Sales price change %
Cardiovascular	13%	(7)%
Central Nervous Systems	(44)%	(5)%
Gastrointestinal	4%	(1)%
Respiratory	(26)%	(8)%
Urinary	4%	(4)%

Cardiovascular.  Net sales of drugs used for cardiovascular treatment increased by $1.4 million, primarily as a result of increased volumes, partially offset by a decrease in average selling prices on key products.

Central Nervous Systems.  Net sales of drugs used for central nervous system treatment decreased $46.1 million.  The decrease in net sales was primarily attributable to decreased volumes of Methylphenidate ER, as noted above.  Refer to Methylphenidate ER information in “Certain Factors Impacting KUPI’s Performance and Financial Results” above.

Gastrointestinal.  Net sales of gastrointestinal products increased by $1.8 million.  The increase in net sales was attributable to volume increases on key products.

Respiratory.  Net sales of respiratory products decreased by $7.7 million.  The decrease in net sales was primarily attributable to volume decreases and to a lesser extent decreases in average selling prices.

Urinary.  Net sales of Oxybutynin ER were consistent with prior year as volume increases were offset by decreases in average selling prices.

KUPI sells its products to customers in various distribution channels.  The table below presents KUPI’s net sales to each distribution channel for the six months ended June 30, 2015 and 2014:

(In thousands) Customer Distribution Channel	June 30, 2015	June 30, 2014
Wholesaler/Distributor	$126,181	$164,596
Retail Chain	27,209	38,039
Mail-Order Pharmacy	9,324	10,759
Royalty Income	655	907
Total	$163,369	$214,301

Net sales to wholesaler/distributor and retail chain decreased as a result of lower sales of Methylphenidate ER.  Refer to Methylphenidate ER information in “Certain Factors Impacting KUPI’s Performance and Financial Results” above.

Net Sales to Related Party.  Net sales to related party for the six months ended June 30, 2015 increased $1.3 million to $12.3 million.  The increase was primarily related to a product manufactured for UCB.

Contract Manufacturing Revenue.  Contract manufacturing revenues for the six months ended June 30, 2015 decreased $740 thousand to $15.8 million.  The decrease was primarily related to the timing of orders.

Cost of Goods Sold.  Cost of goods sold for the six months ended June 30, 2015 decreased $8.3 million to $112.0 million.  The decrease was primarily attributable to lower sales of Methylphenidate ER.  Refer to Methylphenidate ER information in “Certain Factors Impacting KUPI’s Performance and Financial Results” above.

Gross Profit.  Gross profit for the six months ended June 30, 2015 decreased 35% to $79.5 million, or 42% of total net revenues.  In comparison, gross profit for the six months ended June 30, 2014 was $121.6 million, or 50% of total net revenues.  The decrease in gross profit percentage for the six months ended June 30, 2015 was mainly attributable to lower sales of the higher-margin product Methylphenidate ER, which represented 22% of KUPI’s net product sales in the six months ended June 30, 2015 as compared to 39% of KUPI’s net product sales in the six months ended June 30, 2014.  Refer to Methylphenidate ER information in “Certain Factors Impacting KUPI’s Performance and Financial Results” above.

Research and Development Expenses.  Research and development expenses for the first six months increased 65% to $17.2 million in the six months ended June 30, 2015 from $10.4 million in the six months ended June 30, 2014.  The increase was primarily due to the timing of bio-equivalency studies and development project material and supply expenses.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased 1% to $14.8 million in the six months ended June 30, 2015 compared with $14.6 million in the six months ended June 30, 2014.  The increase was primarily due to the higher fixed costs related to distribution and inflationary increases on services provided by UCB.

Other Operating Expenses, Net.  KUPI recorded other operating expense during the first six months ended June 30, 2015 totaling $2.0 million compared to other operating expenses totaling $572 thousand in the first six months ended June 30, 2014.  The increase was primarily related to costs associated with UCB’s planned divestiture of KUPI.

Provision for Income Taxes.  KUPI recorded income tax expense in the first six months of 2015 of $17.0 million compared to $34.7 million in the first six months of 2014.  The effective tax rate for the six months ended June 30, 2015 was 37% compared to 36% for the six months ended June 30, 2014.  The effective tax rate for the six months ended June 30, 2015 was higher compared to the six months ended June 30, 2014 primarily due to changes in estimates recorded upon KUPI’s determination of its current taxable income for the year ended December 31, 2014.

Net Income.  For the six months ended June 30, 2015, KUPI reported net income of $28.5 million.  Comparatively, net income in the prior year was $61.2 million.

Results of Operations — Year ended December 31, 2014 compared with the year ended December 31, 2013

The following table sets forth KUPI’s results of operations for year ended December 31, 2014 compared to the year ended December 31, 2013. This data should be read together with KUPI’s audited consolidated financial statements and related notes included elsewhere in this offering memorandum, and is qualified in its entirety by reference to such financial statements and related notes.

	Year Ended
(In thousands)	December 31, 2014	December 31, 2013
Statement of Operations Data
Net sales	$411,097	$330,446
Net sales to related party	18,841	10,714
Contract manufacturing revenue	33,082	35,673
Total net revenues	463,020	376,833
Cost of goods sold	217,341	196,766
Cost of goods sold to related party	7,154	4,389
Contract manufacturing costs	17,790	19,589
Total cost of goods sold	242,285	220,744
Gross profit	220,735	156,089
Selling, general and administrative expenses	25,830	24,076
Selling, general and administrative expenses to related party	5,026	4,656
Research and product development costs	22,913	24,455
Other expenses, net	5,415	278
Total operating expenses	59,184	53,465
Income before provision for income taxes	161,551	102,624
Provision for income taxes	43,477	21,006
Net income	118,074	81,618
Other comprehensive income:
Foreign currency translation adjustment	—	841
Other comprehensive income	—	841
Comprehensive income	$118,074	$82,459

Total Net Revenues

Total net revenues increased to $463.0 million representing a 23% increase over the prior year, as further described below.

Net Sales by Product Medical Indication

The following table identifies KUPI’s net sales by product medical indication for the years ended December 31, 2014 and 2013:

(In thousands)	Year Ended December 31,
Product Medical Indication	2014	2013
Cardiovascular	$51,590	$50,786
Central Nervous System	170,497	85,074
Gastrointestinal	108,295	107,193
Respiratory	39,779	43,420
Urinary	37,361	39,180
Other Products	1,786	2,771
Royalty Income	1,789	2,022
Total	$411,097	$330,446

Increased volumes contributed $100.0 million to the overall increase in net product sales, partially offset by product price decreases of $19.1 million. The increase in volumes primarily related to higher Methylphenidate ER sales following launch in July 2013.  As a result of the change in rating from AB to BX in November 2014, net sales of Methylphenidate ER for the last six months of 2014 decreased 19% compared to the first six months of 2014.  Refer to Methylphenidate ER information in “Certain Factors Impacting KUPI’s Performance and Financial Results” above.

The following chart details price and volume changes by product medical indication:

Product Medical indication	Sales volume change %	Sales price change %
Cardiovascular	3%	(2)%
Central Nervous System	102%	(1)%
Gastrointestinal	7%	(6)%
Respiratory	5%	(13)%
Urinary	6%	(11)%

Cardiovascular.  Net sales of drugs used for cardiovascular treatment increased by $804 thousand, primarily as a result of increased volumes, partially offset by decreases in average selling prices of products within the medical indication.

Central Nervous System.  Net sales of drugs used for central nervous system treatment increased by $85.4 million.  The increase in net sales was primarily attributable to a full year of net sales for Methylphenidate ER following the launch of the product in July 2013, as noted above.  Refer to Methylphenidate ER information in “Certain Factors Impacting KUPI’s Performance and Financial Results” above.

Gastrointestinal.  Net sales of gastrointestinal drugs increased by $1.1 million.  The increase in net sales was primarily attributable to increases in volumes, partially offset by price decreases.

Respiratory.  Net sales of respiratory drugs decreased by $3.6 million.  The decrease in net sales was primarily attributable to a decrease in average selling price on key products, partially offset by an increase in volumes.

Urinary.  Net sales of Oxybutynin ER decreased by $1.8 million due to a decrease in average selling price, partially offset by increased volumes.

KUPI sells its products to customers in various distribution channels.  The table below presents KUPI’s net sales to each distribution channel for the years ended December 31, 2014 and 2013:

(In thousands) Customer Distribution Channel	December 31, 2014	December 31, 2013
Wholesaler/Distributor	$318,819	$213,100
Retail Chain	68,909	89,567
Mail-Order Pharmacy	21,580	25,757
Royalty Income	1,789	2,022
Total	$411,097	$330,446

Net sales to wholesaler/distributor increased as a result of increased sales in products for central nervous system, as discussed above.  Additionally, the increase in net sales to wholesaler/distributor was impacted by the strategic partnership between AmerisourceBergen and Walgreens, whereby AmerisourceBergen began product distribution on behalf of Walgreens in 2014.  Other strategic partnerships between industry wholesalers and retailers also impacted net sales to wholesaler/distributor and retail chain.  Mail-order pharmacy net sales decreased primarily as a result of decreased sales of gastrointestinal products, as discussed above.

Net Sales to Related Party.  Net sales to related parties for the year ended December 31, 2014 increased $8.1 million to $18.8 million.  The increase was primarily related to a product manufactured for UCB, which was building inventory in anticipation of a temporary shutdown of shipments to China due to the expiration of a Chinese drug import license.  KUPI expects sales to return to normal levels in the second half of 2016.

Contract Manufacturing Revenue.  Contract manufacturing revenues for the year ended December 31, 2014 decreased $2.6 million to $33.1 million.  The decrease was primarily related to declining volumes on two products with contracts ending in 2015.

Cost of Goods Sold.  Cost of goods sold for the year ended December 31, 2014 increased $21.5 million to $242.3 million.  The increase was primarily due to increased volumes across a number of medical indications as well as higher costs related to maintenance and repair spending.

Gross Profit.  Gross profit for the year ended December 31, 2014 increased 41% to $220.7 million or 48% of total net revenues.  In comparison, gross profit for the year ended December 31, 2013 was $156.1 million or 41% of total net revenues.  The change in gross profit percentage for the year ended December 31, 2014 was mainly attributable to a change in the product sales mix.  Sales of the high-margin product Methylphenidate ER represented 37% of net product sales in the year ended December 31, 2014 as compared to 18% of net product sales in the year ended December 31, 2013.  Refer to Methylphenidate ER information in “Certain Factors Impacting KUPI’s Performance and Financial Results” above.

Research and Development Expenses.  Research and development expenses decreased 6% to $22.9 million for the year ended December 31, 2014 compared to $24.5 million in the prior year period.  The decrease was primarily due to the timing of milestone expenses and other development project expenses.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased 7% to $30.9 million for the year ended December 31, 2014 compared with $28.7 million in the prior year period.  The increase was primarily due to compensation costs related to the planned sale of KUPI as well as higher distribution costs as a result of the higher sales volumes.

Other Operating Expense, Net.  KUPI recorded other operating expenses during the year ended December 31, 2014 totaling $5.4 million compared to other operating expenses totaling $278 thousand in the prior year period.  The increase was primarily due to costs associated with UCB’s planned divestiture of KUPI.

Provision for Income Taxes.  KUPI recorded income tax expense for the year ended December 31, 2014 of $43.5 million compared to $21.0 million for the year ended December 31, 2013.  The effective tax rate for the year ended December 31, 2014 was 27%, compared to 20% for the prior year period.  The increase in the effective tax rate in the year ended December 31, 2014 as compared to the year ended December 31, 2013 was due primarily to the reduced rate benefit associated with reversals of uncertain tax positions upon statutory expirations.

At December 31, 2014, KUPI had recognized a net deferred tax asset of $58.7 million.  KUPI has not recorded a valuation allowance against its deferred tax assets given it expects the net deferred tax assets to be fully realizable based on KUPI’s history of profitability and future expectations of taxable income.

Net Income.  For the year ended December 31, 2014, KUPI reported net income of $118.1 million.  Comparatively, net income in the prior year was $81.6 million for the year ended December 31, 2013.

Results of Operations — Year ended December 31, 2013 compared with the year ended December 31, 2012

The following table sets forth KUPI’s results of operations for year ended December 31, 2013 compared to the year ended December 31, 2012. This data should be read together with KUPI’s audited consolidated financial statements and related notes included elsewhere in this offering memorandum, and is qualified in its entirety by reference to such financial statements and related notes.

	Year Ended
(In thousands)	December 31, 2013	December 31, 2012
Statement of Operations Data
Net sales	$330,446	$272,772
Net sales to related party	10,714	9,609
Contract manufacturing revenue	35,673	37,698
Total net revenues	376,833	320,079
Cost of goods sold	196,766	163,768
Cost of goods sold to related party	4,389	3,595
Contract manufacturing costs	19,589	23,315
Total cost of goods sold	220,744	190,678
Gross profit	156,089	129,401
Selling, general and administrative expenses	24,076	22,241
Selling, general and administrative expenses to related party	4,656	4,712
Research and product development costs	24,455	20,007
Other expenses, net	278	(752)
Total operating expenses	53,465	46,208
Income before provision for income taxes	102,624	83,193
Provision for income taxes	21,006	16,538
Net income	81,618	66,655
Other comprehensive income:
Foreign currency translation adjustment	841	102
Other comprehensive income	841	102
Comprehensive income	$82,459	$66,757

Total Net Revenues

Total net revenues increased to $376.8 million representing an 18% increase over the prior year period, as described below.

Net sales by product medical indication

The following table identifies KUPI’s net sales by product medical indication for the years ended December 31, 2013 and 2012:

(In thousands)	Year Ended December 31,
Product Medical Indication	2013	2012
Cardiovascular	$50,786	$50,319
Central Nervous System	85,074	10,275
Gastrointestinal	107,193	126,655
Respiratory	43,420	43,073
Urinary	39,180	39,594
Other Products	2,771	317
Royalty Income	2,022	2,539
Total	$330,446	$272,772

Increased volumes contributed $124.2 million to the overall increase in net sales, partially offset by $66.0 million in price decreases.  The increase in volumes primarily related to higher Methylphenidate ER sales following the launch of the product in July 2013.

The following chart details price and volume changes by product medical indication:

Product Medical indication	Sales volume change %	Sales price change %
Cardiovascular	12%	(11)%
Central Nervous System	760%	(32)%
Gastrointestinal	10%	(26)%
Respiratory	20%	(19)%
Urinary	30%	(31)%

Cardiovascular.  Net sales of drugs used for cardiovascular treatment increased by $467 thousand, primarily as a result of increased volumes, partially offset by decreases in average selling price of products within the medical indication.

Central Nervous System.  Net sales of drugs used for central nervous system treatment increased by $74.8 million.  The increase in net sales was primarily attributable to increased volumes of Methylphenidate ER following the launch of the product in July 2013.

Gastrointestinal.  Net sales of gastrointestinal drug products decreased by $19.5 million.  The decrease in net sales was primarily attributable to price decreases in key products, partially offset by increased volumes.

Respiratory.  Net sales of respiratory drug products increased by $347 thousand, primarily related to increased volumes, partially offset by a decrease in average selling price of products within the medical indication.

Urinary.  Net sales of Oxybutynin ER decreased by $414 thousand, primarily related to decreases in the average selling price, partially offset by increased volumes.

KUPI sells its products to customers in various distribution channels.  The table below presents KUPI’s net sales to each distribution channel for the years ended December 31, 2013 and 2012:

(In thousands) Customer Distribution Channel	December 31, 2013	December 31, 2012
Wholesaler/Distributor	$213,100	$147,594
Retail Chain	89,567	87,505
Mail-Order Pharmacy	25,757	35,134
Royalty Income	2,022	2,539
Total	$330,446	$272,772

Net sales to wholesaler/distributor increased as a result of increased sales in a variety of products for central nervous system, as discussed above.  Mail-order pharmacy net sales decreased primarily as a result of decreased sales of gastrointestinal products, as discussed above.

Net Sales to Related Party.  Net sales to related party for the year ended December 31, 2013 increased $1.1 million to $10.7 million.  The increase was primarily related to higher sales volumes of a product manufactured for UCB.

Contract Manufacturing Revenue.  Contract manufacturing revenues for year ended December 31, 2013 decreased $2.0 million to $35.7 million.  The increase was primarily related to the timing of orders and lower demand across several products.

Cost of Goods Sold.  Cost of goods sold for the year ended December 31, 2013 increased $30.1 million to $220.7 million. The increase was primarily due to increased volumes across a number of medical indications as well as investments in quality control and quality assurance.

Gross Profit.  Gross profit for the year ended December 31, 2013 increased 21% to $156.1 million or 41% of total net revenues.  In comparison, gross profit for the year ended December 31, 2012 was $129.4 million or 40% of total net revenues.  The change in gross profit percentage for the year ended December 31, 2013 was mainly attributable to a change in the product sales mix.  Sales of the higher-margin products Metadate AG and Methylphenidate ER represented 26% of net product sales in the year ended December 31, 2013 as compared to 4% of net product sales in the year ended December 31, 2012.

Research and Development Expenses.  Research and development expenses increased 22% to $24.5 million for the year ended December 31, 2013 compared to $20.0 million in the prior year.  The increase was primarily due to the timing of product development material and supply expenses.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased 7% to $28.7 million for the year ended December 31, 2013 compared with $27.0 million in the prior year.  The increase was primarily due to higher distribution costs as a result of the higher sales volumes.

Other Operating Expense, Net.  KUPI recorded other operating expense during the year ended December 31, 2013 totaling $278 thousand compared to other operating income totaling $752 thousand in the prior year.

Provision for Income Taxes.  KUPI recorded income tax expense for the year ended December 31, 2013 of $21.0 million compared to $16.5 million for the year ended December 31, 2012.  The effective tax rate for the year ended December 31, 2013 was 20%, compared to 20% for the prior year.  The slight increase in the effective tax rate in the year ended December 31, 2013 as compared to the year ended December 31, 2012 was due to the reduced rate benefit associated with reversals of uncertain tax positions upon statutory expirations.

At December 31, 2013, KUPI had recognized a net deferred tax asset of $49.2 million.  KUPI has not recorded a valuation allowance against its deferred tax assets given it expects the net deferred tax assets to be fully realizable based on KUPI’s history of profitability and future expectations of taxable income.

Net Income.  For the year ended December 31, 2013, KUPI reported net income of $81.6 million.  Comparatively, net income in the prior year was $66.7 million.

Liquidity and Capital Resources

Historically, UCB has provided KUPI with financing, cash management and other treasury services.  KUPI’s cash balances are swept daily by UCB and historically, KUPI has received funding from UCB for most of its operating and investing cash needs, in the form of short-term loans. Cash transferred to and from UCB has historically been recorded as intercompany receivables and payables.  Following the Acquisition, KUPI’s cash management and financing functions for its operations will be integrated with those of Lannett and KUPI’s primary sources of liquidity will be cash on hand provided from operating activities and financing provided by Lannett.

At June 30, 2015, KUPI’s cash position was $1.2 million and working capital was $253.6 million as compared to $295.9 million at December 31, 2014, a decrease of $42.3 million.  Current product portfolio sales as well as sales related to future product approvals are anticipated to continue to generate positive cash flow from operations.

Cash Flows

	Six Months Ended		Year Ended
(in thousands)	June 30, 2015	June 30, 2014	December 31, 2014	December 31, 2013	December 31, 2012
	(unaudited)		(audited)
Net cash provided by (used in):
Operating activities	$77,297	$73,702	$131,893	$(30,187)	$6,436
Investing activities	$(7,990)	$(10,536)	$(17,819)	$(26,625)	$(13,476)
Financing activities	$(68,232)	$(62,336)	$(114,366)	$57,067	$7,121
Net increase (decrease) in cash and cash equivalents	$1,075	$830	$(292)	$255	$81

Operating Activities

Net cash provided by operating activities of $77.3 million for the six months ended June 30, 2015 reflected net income of $28.5 million, adjustments for non-cash items of $31.2 million, as well as cash provided by changes in operating assets and liabilities of $17.6 million.  In comparison, net cash from operating activities of $73.7 million for the six months ended June 30, 2014 reflected net income of $61.2 million, adjustments for non-cash items of $10.3 million, as well as cash provided by changes in operating assets and liabilities of $2.2 million. Net cash from operating activities of $131.9 million for the year ended December 31, 2014 reflected net income of $118.1 million after adjustments for non-cash items of $10.3 million and cash provided by changes in operating assets and liabilities of $3.5 million.  In comparison, net cash used in operating activities of $30.2 million for the year ended December 31, 2013 reflected net income of $81.6 million after adjustments for non-cash items of $18.8 million and cash used in changes in operating assets and liabilities of $130.6 million.

Significant changes in operating assets and liabilities from December 31, 2014 to June 30, 2015 were comprised of:

•                  A decrease in accounts receivable of $34.4 million mainly due to the lower net sales, primarily related to Methylphenidate ER and timing of receipts.

•                  A decrease in accounts payable and accrued expenses totaling $14.4 million.  The decrease was primarily the result of timing of payments and expenses related to compensation and benefits as well as sales penalties.

•                  A decrease in liabilities for unrecognized tax benefits totaling $3.3 million primarily related to a current year movement in KUPI’s uncertain tax position pertaining to a temporary reserve.

Significant changes in operating assets and liabilities from December 31, 2013 to December 31, 2014 were comprised of:

•                  A decrease in accounts receivable of $34.0 million mainly due to the launch of Methylphenidate ER in July 2013 and the timing of receipts.

•                  An increase in inventories of $20.2 million primarily related to normalized seasonal demand and strategic inventory builds.

Significant changes in operating assets and liabilities from December 31, 2012 to December 31, 2013 are comprised of:

•                  An increase in accounts receivable of $111.5 million, mainly due to the launch of Methylphenidate ER and the timing of receipts.

•                  A decrease in liabilities for unrecognized tax benefits totaling $19.0 million, mainly resulting from the reversals of uncertain tax positions upon statutory expirations.

•                  An increase in accounts payable and accrued expenses of $10.7 million, mainly due to the timing of capital expenditures and higher accrued compensation and benefits.

Investing Activities

Net cash used in investing activities of $8.0 million for the six months ended June 30, 2015 was mainly the result of purchases of property, plant and equipment of $6.4 million as well as purchases of intangible assets of $1.6 million.  Net cash used in investing activities of $10.5 million for the six months ended June 30, 2014 was primarily related to purchases of property, plant and equipment of $7.3 million and purchases of intangible assets of $3.2 million. Net cash used in investing activities of $17.8 million for the year ended December 31, 2014 was mainly the result of purchases of property, plant and equipment of $13.9 million as well as purchases of intangible assets of $4.1 million.  Net cash used in investing activities of $26.6 million for the year ended December 31, 2013 is mainly the result of purchases of property, plant and equipment of $26.0 million as well as purchases of intangible assets of $1.1 million. Net cash used in investing activities of $13.5 million for the year ended December 31, 2012 is mainly due to purchases of property, plant and equipment of $9.0 million as well as purchases of intangible assets of $4.5 million.

Financing Activities

Net cash used in financing activities of $68.2 million for the six months ended June 30, 2015 was due to increases in the receivables due from UCB.  Net cash used in financing activities of $62.3 million for the six months ended June 30, 2014 was due to increases in the receivables due from UCB. Net cash used in financing activities of $114.4 million for the year ended December 31, 2014 was due to an increase in the receivables due from UCB.  Net cash provided by financing activities of $57.1 million for the year ended December 31, 2013 was due to an increase in the payables due from UCB. Net cash provided by financing activities of $7.1 million for the year ended December 31, 2012 was due to an increase in the payables due to UCB of $62.2 million, partially offset by dividends paid of $55.1 million.

Off-Balance Sheet Arrangements

As of June 30, 2015, KUPI had no off-balance sheet arrangements that currently have or are reasonably likely to have a material effect on the consolidated financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

The following table represents annual contractual obligations as of December 31, 2014:

		Less than 1			More than 5
(In thousands)	Total	year	1-3 years	3-5 years	Years
Operating Lease Obligations	$2,258	$698	$778	$647	$135

Research and Development Arrangements

In the normal course of business, KUPI has entered into certain research and development and other arrangements.  As part of these arrangements, KUPI has agreed to certain contingent payments which generally become due and payable only upon the achievement of certain developmental, regulatory, commercial and/or other milestones.  In addition, under certain arrangements, KUPI may be required to make royalty payments based on a percentage of future sales, or another metric, for products currently in development in the event that KUPI begins to market and sell the product.  Due to the inherent uncertainty related to these developmental, regulatory, commercial and/or other milestones, it is unclear if KUPI will ever be required to make such payments.  As such, these contingencies are not reflected in the expected cash requirements for Contractual Obligations in the table above.

Critical Accounting Policies

The preparation of KUPI’s consolidated financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) requires the use of estimates and assumptions.  A listing of KUPI’s significant accounting policies are detailed in Note 2: “Summary of Significant Accounting Policies” of KUPI’s audited financial statements included elsewhere in this offering memorandum. A subsection of these accounting policies have been identified by KUPI’s management as “Critical Accounting Policies”.  Critical accounting policies are those which require KUPI’s management to make estimates using assumptions that were uncertain at the time the estimate was made and for which the use of different assumptions, which reasonably could have been used, could have a material impact on the financial condition or results of operations.

KUPI’s management has identified the following as “Critical Accounting Policies”: Revenue Recognition, Inventories, Income Taxes, and Goodwill and Intangible Assets.

Revenue Recognition

KUPI recognizes revenue for product sales, contract manufacturing and other services when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed and determinable, and collectability is reasonably assured.  KUPI records revenue from product sales and contract manufacturing when title and risk of ownership have been transferred to the customer, which is typically upon delivery to the customer.

As is customary in the generic pharmaceutical industry, KUPI’s gross product sales are subject to a variety of deductions in arriving at reported net product sales.  When KUPI recognizes revenue from the sale of its products, an estimate of sales returns and allowances is recorded which reduces gross sales.  While some allowances may be paid in cash, they are primarily settled through the issuance of credit memos.  Depending on the expected method of settlement, for balance sheet classification purposes, such amounts are reflected as a reduction of accounts receivable or as accrued liabilities.  These provisions include estimates for chargebacks, rebates, sales returns and other allowances and cash discounts and are estimated based on historical payment experience, historical relationship to revenues, estimated customer inventory levels and current contract sales terms with direct and indirect customers.  The estimation process used to determine the sales returns and allowances provision has been applied on a consistent basis and no material adjustments have been necessary to increase or decrease the reserve as a result of a significant change in underlying estimates.  Accruals for provisions are presented in KUPI’s consolidated financial statements as a reduction to gross sales with the corresponding reserve presented as a reduction of accounts receivable or included in accounts payable and accrued expenses.  The reserves presented as a reduction of accounts receivable totaled $86.7 million, $143.1 million and $130.2 million at June 30, 2015, December 31, 2014 and December 31, 2013, respectively.  Accounts payable and accrued expenses at June 30, 2015, December 31, 2014 and December 31, 2013 included $9.0 million, $8.9 million and $8.8 million, respectively, for certain rebate programs, primarily related to Medicare Part D and Medicaid, and certain sales allowances and other adjustments paid to indirect customers.

The following tables identify the activity and ending balances of each major category of revenue reserve for the six months ended June 30, 2015 and 2014 and for years ended December 31, 2014, 2013 and 2012:

Reserve Category (In thousands)	Chargebacks	Rebates	Sales Returns and Other Allowances	Cash Discounts	Total
Balance at December 31, 2013	$78,466	$38,201	$11,982	$10,418	$139,067
Provisions during the period	506,892	77,708	328	16,300	601,228
Settlements during the period	(508,125)	(81,901)	(2,890)	(18,003)	(610,919)
Balance at June 30, 2014	$77,233	$34,008	$9,420	$8,715	$129,376

Reserve Category (In thousands)	Chargebacks	Rebates	Sales Returns and Other Allowances	Cash Discounts	Total
Balance at December 31, 2014	$96,018	$37,434	$10,396	$8,187	$152,035
Provisions during the period	348,179	104,046	3,056	12,600	467,881
Settlements during the period	(397,961)	(107,089)	(4,594)	(14,545)	(524,189)
Balance at June 30, 2015	$46,236	$34,391	$8,858	$6,242	$95,727

Reserve Category (In thousands)	Chargebacks	Rebates	Sales Returns and Other Allowances	Cash Discounts	Total
Balance at December 31, 2011	$56,346	$29,573	$7,792	$5,708	$99,419
Provisions during the period	619,911	61,522	2,960	19,358	703,751
Settlements during the period	(625,950)	(63,128)	(2,977)	(16,581)	(708,636)
Balance at December 31, 2012	50,307	27,967	7,775	8,485	94,534
Provisions during the period	838,760	114,269	7,698	26,160	986,887
Settlements during the period	(810,601)	(104,035)	(3,491)	(24,227)	(942,354)
Balance at December 31, 2013	78,466	38,201	11,982	10,418	139,067
Provisions during the period	1,057,491	153,976	4,523	32,860	1,248,850
Settlements during the period	(1,039,939)	(154,743)	(6,109)	(35,091)	(1,235,882)
Balance at December 31, 2014	$96,018	$37,434	$10,396	$8,187	$152,035

For the six months ending June 30, 2015 and 2014, as a percentage of gross sales the provision for chargebacks was 55.2% and 62.2%, the provision for rebates was 16.5% and 9.5%, the provision for sales returns and other was 0.5% and 0.0%, and the provision for cash discounts was 2.0% and 2.0%, respectively.  For the years ending December 31, 2014, 2013 and 2012, as a percentage of gross sales the provision for chargebacks was 63.8%, 63.8% and 63.6%, the provision for rebates was 9.3%, 8.7% and 6.3%, the provision for sales returns and other was 0.3%, 0.6% and 0.3%, and the provision for cash discounts was 2.0%, 2.0% and 2.0%, respectively.

The decrease in total reserves from June 30, 2014 to June 30, 2015 was mainly due to a decrease in the chargebacks reserve. The decrease resulted primarily from the lower sales of Methylphenidate ER and the reduction in the price charged to wholesalers in the gastrointestinal products group.

The increase in total reserves from December 31, 2013 to December 31, 2014 was mainly due to an increase in the chargeback reserves, partially offset by slight decrease in the reserve for rebates, sales returns and other allowances and cash discounts. The increase in the chargeback reserve resulted from increased gross sales to wholesalers mainly related to Methylphenidate ER.

Provisions for chargebacks, rebates, returns and other adjustments require varying degrees of subjectivity.  While rebates generally are based on contractual terms and require minimal estimation, chargebacks and returns require management to make more subjective assumptions.  Each major category is discussed in detail below:

Chargebacks

The provision for chargebacks is the most significant sales allowance.  A chargeback represents an amount payable in the future to a wholesaler for the difference between the invoice price paid to KUPI by a wholesale customer for a particular product and the negotiated contract price that the wholesaler’s customer pays the wholesaler for that product.  KUPI’s chargeback provision and related reserve vary with changes in product mix, changes in customer mix and pricing and changes to estimated wholesaler inventories.  The provision for chargebacks also takes into account an estimate of expected wholesaler sell-through levels on third party indirect contracts at varying contract prices.  KUPI monitors the chargeback accrual monthly through a review of the actual chargebacks paid and inventory reports obtained from KUPI’s largest wholesale customers.  This customer inventory information is used to assess the reasonableness of the estimated liability for future chargeback claims based on historical chargeback and contract rates.  KUPI’s three largest wholesalers represent approximately 98%, 99%, and 99% of KUPI’s chargebacks, respectively, for the years ended December 31, 2014, 2013 and 2012.  KUPI continually monitors current pricing trends and wholesaler inventory levels to ensure the liability for future chargebacks is fairly stated.

Rebates

Rebates include Medicaid rebates based on claims from Medicaid benefit providers and commercial rebates to indirect and direct customers.

The provision for Medicaid rebates is based upon historical experience of claims submitted by the various states.  KUPI monitors Medicaid legislative changes to determine the impact such changes will have on KUPI’s provision for Medicaid rebates.  The accrual of Medicaid rebates is based on historical payment rates and is reviewed on a quarterly basis against actual claim data to ensure the liability is fairly stated.

Commercial rebates are contractual discounts allowed to third-party customers including, but not limited to, retailers, wholesalers, and distributors.  These discounts are negotiated and differ by customer and by product.  They can be paid based on either unit sales or dollar sales depending upon the terms of the contract.  KUPI validates the provision for rebates monthly based on the individual terms of the customers’ contracted rebate programs.

Sales Returns and Other Allowances

The provision for sales returns and other allowances includes returns, pricing adjustments, promotional allowances and billback adjustments.

As is common in the industry, KUPI maintains a return policy that allows its customers to return product for credit.  In accordance with KUPI’s return goods policy, credit for customer returns of product is generally applied against outstanding accounts receivable.  Product exchanges are not permitted.  Products returned by customers are generally not resalable.  KUPI’s estimate of the provision for sales returns is based upon historical experience, product expiration dates and current trends of actual customer returns.  Additionally, KUPI considers other factors when estimating its current period sales return provision, including levels of customer inventories as well as significant market changes which may impact future expected sales returns, and makes adjustments to its current period provision for sales returns when it appears product returns may differ from its original estimates.

Pricing adjustments include shelf stock adjustments and are credits issued for decreases in selling prices charged to KUPI’s direct customers.  Shelf stock adjustments are based upon the amount of product KUPI’s customers have in their inventory at the time of an agreed-upon price reduction.  KUPI regularly monitors all price changes to help evaluate its reserve balances.  The adequacy of these reserves is readily determinable as pricing adjustments and shelf stock adjustments are negotiated and settled on a customer-by-customer basis.

Billback adjustments are credits that are issued to certain customers who purchase directly from KUPI at agreed upon prices as well as indirectly through a wholesaler at a different price.  These credits are issued for the difference between the customer’s direct and indirect contract price.  The provision for billbacks is estimated based upon historical purchasing patterns of qualified customers who purchase product directly from KUPI and supplement their purchases indirectly through KUPI’s wholesale customers.

Promotional allowances are credits, issued in connection with a product launch or as an incentive for customers to begin carrying a product.  KUPI establishes a reserve for promotional allowances based upon these contractual terms.

Cash Discounts

Cash discounts are provided to customers that pay outstanding invoices within a specific period.  The provision for discounts is recorded at the time of sale.  Customer payment experience is fairly consistent and substantially all customer payments qualify for the cash discount.

Inventories

Inventory consists of finished goods held for sale, raw materials, work in process, semi-finished goods, pre-launch products and goods purchased for resale.  Pre-launch products include pharmaceutical products that management believes have a high probability of receiving regulatory approval or products that have already received regulatory approval and are awaiting a contractual triggering event before entering the marketplace.  Costs included in inventory include raw materials, direct and indirect labor, employee benefits, depreciation, general manufacturing overhead and various other costs of manufacturing.  Inventories are stated at the lower of cost or estimated realizable value and are primarily based on standard cost which approximates the first-in, first-out (“FIFO”) or average cost methods.  KUPI recognizes a charge to cost of goods sold for the amount required to reduce the carrying value of inventory to estimated net realizable value.  Provisions for potentially obsolete or slow-moving inventory, including pre-launch inventory, are made based on the analysis of inventory levels, historical obsolescence and future sales forecasts.  If actual conditions are less favorable than estimated, additional charges may be required.

Income Taxes

KUPI has been included in the UCB consolidated U.S. federal income tax return and certain consolidated state income tax returns.  KUPI also files numerous separate income tax returns in the U.S.  For the purposes of its consolidated financial statements, KUPI has determined its U.S. federal and state income tax provisions as if it were filing separate tax returns.  Given KUPI migrated management and control of its non U.S. subsidiary, KUDCO, to the United States on January 1, 2014, no foreign income taxes are reported for the year ended December 31, 2014.

Accrued U.S. federal, state and foreign current income tax balances, including interest, are treated as being settled without payment as of the end of each year by UCB.  Therefore, the settlement of the current income tax liability without payment is treated as a contribution from UCB and is included in payable to (receivable from) Parent in KUPI’s consolidated statements of stockholder’s equity.  Cash income taxes paid in the consolidated statements of cash flows consists of the current federal provision settled through payable to (receivable from) Parent and actual cash payments to states and foreign governments for income taxes.

Deferred income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income in the period that includes the enactment date of the rate change.  KUPI records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized.  KUPI has considered future taxable income and ongoing feasible tax planning strategies in assessing the need for a valuation allowance.  KUPI also records uncertain tax positions using a two-step process: (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

Goodwill and Intangible Assets, Net

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses.  KUPI tests goodwill for impairment on an annual basis each December by comparing the fair value of KUPI’s single reporting unit to the respective carrying value of the reporting unit.  Additionally, KUPI performs impairment testing on goodwill and intangible assets when events occur that could potentially reduce the fair value of a reporting unit or related assets below their carrying amounts.  The carrying value of the reporting unit is determined by assigning the assets and liabilities, including the existing goodwill and intangible assets, to the reporting unit.

Goodwill is considered impaired if the carrying amount of the net assets exceeds the fair value of the reporting unit.  Impairment, if any, could result in a material reduction in net income.  No impairment associated with goodwill was recognized for the six months ended June 30, 2015 and 2014 or for the years ended December 31 2014, 2013 or 2012.

Intangible assets are stated at cost if acquired separately or at estimated fair value based on third-party appraisals if acquired as part of a business combination.  Intangible assets are amortized over the estimated useful lives ranging from 2 to 18 years.  No significant residual values are estimated for the amortizable intangible assets.  KUPI recorded amortization either based on the estimated pattern in which the asset’s economic benefits are consumed or on a straight line basis if the pattern of consumption closely approximates straight line.  KUPI periodically reviews the original estimated useful lives of intangible assets and makes adjustments when circumstances and events indicate that a shorter life is appropriate if its asset is impaired.

Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-10, “Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes” (“ASU 2013-10”). ASU 2013-10 allows the Federal Funds Effective Swap Rate (also referred to as the Overnight Index Swap rate in the U.S.) to be designated as a benchmark interest rate for hedge accounting purposes. The amendments also remove the restriction on using different benchmark rates for similar hedges. ASU 2013-10 is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. KUPI has no hedging instruments therefore the adoption of ASU 2013-10 had no impact on KUPI’s consolidated financial position, results of operations or cash flows.

Accounting Standards Issued But Not Yet Effective

In February 2013, the FASB issued ASU 2013-04, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date” (“ASU 2013-04”). ASU 2013-04 provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of ASU 2013-04 is fixed at the reporting date. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors as well as any additional amount the reporting entity expects to pay on behalf of its co-obligors. ASU 2013-04 also requires an entity to disclose the nature and amount of those obligations. ASU 2013-04 is effective for reporting periods beginning after December 15, 2014, with early adoption permitted. Retrospective application is required. The adoption of this standard is not expected to have a material impact on KUPI’s consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued ASU 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU 2013-02”). ASU 2013-02 requires an entity to present, either on the face of the financial statements or in the notes, the effects of significant amounts reclassified out of accumulated other comprehensive income on the respective line items of the consolidated statements of operations and to cross-reference to other required disclosures, where applicable. ASU 2013-02 is effective prospectively for reporting periods beginning after December 15, 2013, with early adoption permitted. The adoption of this standard did not have a material impact on KUPI’s consolidated financial position, results of operations or cash flows.

In March 2013, the FASB issued ASU 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU 2013-05”). ASU 2013-05 clarifies the applicable guidance for the release of cumulative translation adjustments into net income when a reporting entity either sells a part or all of its investment in a foreign entity or ceases to have a controlling financial interest in a subsidiary or group of tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, similar tax loss, or a tax credit carryforward. ASU 2013-11 is effective prospectively for reporting periods beginning after December 15, 2014, with early adoption permitted. Retrospective application is permitted. The adoption of this standard is not expected to have a material impact on KUPI’s consolidated financial position, results of operations or cash flows.

In May 2014, the FASB issued ASU 2014-09-“Revenue from Contracts with Customers”, which will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. KUPI is evaluating its existing revenue recognition policies to determine whether any contracts in the scope of the guidance will be affected by the new requirements. The effects may include identifying performance obligations in existing arrangements, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The new standard is effective beginning the first quarter of KUPI’s 2019 year, since KUPI is privately owned. Early adoption is permitted beginning in the first quarter of KUPI’s 2018 year. The standard allows for either “full retrospective” adoption, meaning the standard is applied to all of the periods presented, or “modified retrospective” adoption, meaning the standard is applied only to the most current period presented in the financial statements. Management is currently evaluating the standard and its impacts on KUPI.

In June 2014, the FASB issued ASU No. 2014-12, “Compensation — Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide that a Performance Target Could be Achieved after the Requisite Service Period”, (“ASU 2014-12”). ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. ASU 2014- 12 is effective prospectively for reporting periods beginning after December 15, 2015, with early adoption permitted. KUPI does not anticipate that the adoption of this standard will have a material impact on its financial statements.